Exhibit 1

           HORIZON ENERGY DEVELOPMENT, INC.
                     BALANCE SHEET


                                                           At September 30, 1996

ASSETS
Current Assets:
   Cash                                                        317,461
   Accounts Receivable                                         341,476
   Prepaid Expenses                                             53,687
Total Current Assets                                           712,624

Property, Plant & Equipment                                  1,734,588
   Less:  Reserve for DDA                                      461,245
                                                             1,273,343

Other Assets                                                 1,406,145

Total Assets                                                 3,392,112


LIABILITIES AND STOCKHOLDERS EQUITY Capital Stock $1 Par:
   Shares Authorized, Issued and Outstanding:  1,250             1,250
   Paid-in Capital                                           3,248,750
Retained Earnings                                           (9,590,149)
Total Stockholders Equity                                   (6,340,149)

Current and Accrued Liabilities:
   Notes Payable - Intercompany                              7,600,000
   Accounts Payable                                          3,185,711
   Accounts Payable - Intercompany                             831,526
   Federal Income Taxes Payable                             (2,620,923)
   Other Accrued Liabilities                                   (24,305)
Total Current and Accrued Liabilities                        8,972,009

Deferred Credits:
  Accumulated Deferred Income Taxes                            (43,395)
  Other Deferred Credits                                       803,647
Total Deferred Credits                                         760,252

Total Liabilities and Stockholders Equity                    3,392,112